Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294714

Prospectus Supplement No. 2

(to Prospectus dated April 22, 2026)

UP TO 30,221,578 ORDINARY SHARES

OF

AIR GLOBAL PLC

This prospectus supplement amends and supplements the prospectus dated April 22, 2026 (the “Prospectus”), which forms part of our registration statement on Form F-4 (No. 333-294714). This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K (other than Exhibit 99.1 thereof), furnished to the Securities and Exchange Commission (the “SEC”) on July 29, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K (other than Exhibit 99.1 thereof) to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIIR.” On July 28, 2026, the last reported sale price of our ordinary shares as reported on Nasdaq was $6.00 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 47 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July, 2026

Commission File Number: 001-43297

AIR Global PLC

(Translation of registrant’s name into English)

Festival Office Tower

Dubai Festival City, 7th Floor

Dubai

United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

On July 29, 2026, AIR Global PLC (NASDAQ: AIIR) (the “Company”) announced a strategic equity investment in Greentank Innovations Corp. (“Greentank”), a global leader of advanced vaporization hardware and technology. The investment deepens the strategic partnership the two companies formed in 2023 and reflects AIR’s continued strategy of investing in product innovation, with a particular focus on its Crown Switch electronic vapes.

Under the terms of the agreement, AIR has invested USD $20 million in Greentank through the purchase of preferred shares, based on a pre-money valuation of approximately USD $170 million. AIR has also secured a warrant giving it the option to increase its ownership stake in Greentank by another 20% over the next 24 months, at a valuation of USD $250 million, reflecting AIR’s confidence in Greentank’s growth trajectory. As part of the transaction, AIR will gain the right to nominate a director to Greentank’s board, along with enhanced commercial terms, access to new technologies and long term supply assurances.

On July 29, 2026, the Company issued a press release in relation to the Company’s strategic investment in Greentank, a copy of which is furnished as Exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 29, 2026

AIR Global PLC

By: /s/ Stuart Brazier

Name: Stuart Brazier

Title: Chief Executive Officer